Exhibit 10.14

AMRYT PHARMA PLC
EQUITY INCENTIVE PLAN
SUB-PLAN FOR U.S. PARTICIPANTS

1.	Purpose and Applicability.

(a)  This Sub-Plan for U.S. Participants (the “U.S. Sub-Plan”) applies to employees, directors and consultants of Amryt Pharma plc (the “Company”) and of each Subsidiary (as defined below), who are either U.S. residents or U.S. taxpayers, and who shall have been nominated to participate in the U.S. Sub-Plan by the Board (each such person, a “U.S. Participant”). Pursuant to Section 16 of the Plan, the Board has the authority to amend the Plan and has determined to establish a sub-plan for the benefit of U.S. Participants. The purpose of the U.S. Sub-Plan is to facilitate compliance with U.S. tax, securities and other applicable laws, and to permit the Company to issue tax-qualified Incentive Stock Options (as defined below) to U.S. Participants who are Employees and U.S. Restricted Share Units to U.S. Participants who are Employees, Directors and Consultants.

(b)  All U.S. Options and U.S. Restricted Share Units granted to U.S. Participants will be governed by the terms of the Plan, when read together with the U.S. Sub-Plan (on the basis that, for these purposes, when reading the Plan, references to an “Equity Incentive” includes a “U.S. Equity Incentive”; the “Plan” shall include the U.S. Sub-Plan, a “Participant” includes a “U.S. Participant” who has been granted a U.S. Equity Incentive; an “Option” includes a “U.S. Option”; a “Restricted Share Unit” includes a “U.S. Restricted Share Unit”; and in rules 2.2, 5.2 and 8 of the Plan, the terms “Employee”, “Director” and “Consultant” shall have the meanings set out in this Sub-Plan; save in the case of each of the foregoing, where the context requires otherwise or the Board considers otherwise). In the case of an irreconcilable contradiction (as determined by the Board) between the provisions of the U.S. Sub-Plan and the Plan, the provisions of the U.S. Sub-Plan will govern. Capitalized terms contained herein have the same meanings given to them in the Plan, unless otherwise provided by the U.S. Sub-Plan.

(c)  The U.S. Sub-Plan is effective as of 18 May 2020, the date it was agreed to be adopted by the Board (the “Effective Date ”).

2.	Definitions.

In the U.S. Sub-Plan, the following words will have the meaning as defined below:

“Code” means the U.S. Internal Revenue Code of 1986, as amended, and any successor Code, and related rules, regulations and interpretations.

“Consultant” means any natural person that provides bona fide services to the Company or any Subsidiary for a period of at least 12 months, on a continuous basis, and such services are not in connection with the offer or sale of securities in a capital-raising transaction and do not directly or indirectly promote or maintain a market for the Company’s securities.

“Director” means a director of the Company or any Subsidiary that is not also an Employee.

“Disability” means the inability of a U.S. Participant to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment that can be expected to result in death or that has lasted or can be expected to last for a continuous period of not less than twelve (12) months as provided in Sections 22(e)(3) of the Code, and will be determined by the Board on the basis of such medical evidence as the Board deems warranted under the circumstances.

“Employee” means an employee of the Company or any Subsidiary.

“Fair Market Value” of the Ordinary Shares on any given date means:

(i)	the closing price of an Ordinary Share, on the last preceding date on which there was a reported sale on the principal stock market or exchange on which the Ordinary Shares are quoted or traded; or

(ii)	if the Ordinary Shares are not so quoted or traded, the fair market value of an Ordinary Share as determined in good faith by the Board in a manner consistent with Section 409A of the Code.

“Incentive Stock Option” or “ISO” means a share option that is intended to be, and qualifies as, an incentive stock option within the meaning of Section 422 of the Code.

“Nonstatutory Stock Option” or “NSO” means a share option that does not qualify as an Incentive Stock Option.

“Plan” means the Company’s Equity Incentive Plan adopted on 23 September 2019 (effective on 24 September 2019) and amended on 18 May 2020.

“Securities Act” means the U.S. Securities Act of 1933, as amended.

“Subsidiary” means a corporation, whether now or hereafter existing, in an unbroken chain of corporations beginning with the Company, if each corporation other than the Company owns shares possessing 50% or more of the total combined voting power of all classes of shares in one of the other corporations in such chain, as provided in the definition of a “subsidiary corporation” contained in Section 424(f) of the Code.

“Ten Percent Owner” means an Employee who is a U.S. Participant and owns or is deemed to own (by reason of the attribution rules of Section 424(d) of the Code) more than 10 percent of the combined voting power of all share classes of the Company or any parent (as defined in Section 424(e) of the Code) or any Subsidiary.

“U.S.” means the United States of America.

“U.S. Equity Incentive” means a U.S. Option or a U.S. Restricted Share Unit.

“U.S. Option” means a Nonstatutory Stock Option or Incentive Stock Option granted under the U.S. Sub-Plan of the Plan.

“U.S. Restricted Share Unit” means a Restricted Share Unit granted under the U.S. Sub-Plan of the Plan.

3.	Additional Terms and Conditions Applicable to all U.S. Equity Incentives Granted to U.S. Participants.

(a)  Form of Option Certificate and Award Agreement. The Option Certificate and Award Agreement for U.S. Participants shall be in substantially the form approved for use under the Plan, as may be amended from time to time by the Board. At the time of grant of a U.S. Option, the Board shall indicate if all or a portion of the U.S. Option is designated as an Incentive Stock Option and the form of Option Certificate shall specify the type of U.S. Option.

(b)  Eligibility. U.S. Equity Incentives may be granted to Employees, Directors and Consultants.

(c)  Maximum Term of U.S. Options. Subject to the provisions of Section 4(d) below regarding Incentive Stock Options granted to a Ten Percent Owner, no U.S. Option granted to a U.S. Participant will be exercisable after the Final Option Date, or such shorter period as set forth in the Plan or determined by the Board and specified in the Option Certificate.

(d)  Option Price. Subject to the provisions of Section 4(d) below regarding Incentive Stock Options granted to a Ten Percent Owner, the Option Price of each U.S. Option granted to a U.S. Participant will be not less than one hundred percent (100%) of the Fair Market Value of the Ordinary Shares subject to the U.S. Option on the Date of Grant.

(e)  Adjustments in Connection with a Reorganisation and Variations in Share Capital. Notwithstanding rule 9 of the Plan in the event of a merger, takeover or other reorganisation, or rule 12 of the Plan in the event of any variation in share capital, if the U.S. Equity Incentives are replaced or there is a change in the share capital, the Board shall appropriately and proportionately adjust the number and class of securities subject to, outstanding U.S. Equity Incentives, the Option Price of outstanding and unvested U.S. Options and the number and class of securities subject to the limit on U.S. Options set forth in Section 4(c) hereof in a manner that complies with Sections 422 and 409A of the Code, as applicable. The Board will make such adjustments, and its determination will be final, binding and conclusive.

(f)  No Right to Employment or Other Status. No person shall have any claim or right to be granted a U.S. Equity Incentives under the U.S. Sub-Plan, and the grant of a U.S. Equity Incentive shall not be construed as giving a U.S. Participant the right to continued employment or any other service relationship with the Company or any Subsidiary.

(g)  Vesting and Exercise of U.S. Options and Vesting of U.S. Restricted Share Units. U.S. Options granted to U.S. Participants shall vest in accordance with the t erms of the Option Certificate, and shall have a term and may be exercised following termination of employment or service as set forth in the Plan and Option Certificate. In no event may any U.S. Option be exercised later than the Final Option Date. U.S. Restricted Share Units granted to U.S. Participants shall vest in accordance with the terms of the Award Agreement and shares or cash shall be delivered in compliance with Section 409A of the Code or pursuant to the “short term deferral” exception (as that term is used in the final regulations and other guidance issued under Section 409A of the Code, including Treasury Regulation Section 1.409A -1(b)(4)(i)), and shall be construed accordingly.

(h)  Conditions on Delivery of Ordinary Shares. Notwithstanding anything herein to the contrary, the Company shall not be required to issue or deliver any evidence of book entry or certificates evidencing Ordinary Shares pursuant to the exercise of a U.S. Option or the vesting of a U.S. Share Restricted Unit under the Sub-Plan, unless and until the Board has determined, with advice of counsel (to the extent the Board deems such advice necessary or advisable), that the issuance and delivery is in compliance with all applicable laws, regulations of governmental authorities and, if applicable, the requirements of any exchange on which the Ordinary Shares are listed, quoted or traded. All Ordinary Shares issued pursuant to the U.S. Sub-Plan shall be subject to any stop-transfer orders and other restrictions as the Board deems necessary or advisable to comply with U.S. federal, state or foreign jurisdiction, securities or other laws and/or the rules of any market or quotation system on which the Ordinary Shares are listed, quoted or traded. The Board may place legends on any certificate or notations on any book entry to reference restrictions applicable to the Ordinary Shares. In addition to the terms and conditions provided herein, the Board may require that an individual make such reasonable covenants, agreements, and representations as the Board, in its absolute discretion, deems necessary or advisable in order to comply with any such laws, regulations, or requirements.

4.	Provisions Applicable to Incentive Stock Options.

(a)   Eligible Recipients of ISOs. Incentive Stock Options may be granted only to Employees who are U.S. Participants.

(b)  Designation of ISO Status. The Board action approving the grant of an Incentive Stock Option to a U.S. Participant must specify that the U.S. Option is intended to be an Incentive Stock Option. If a U.S. Option is not specifically designated as an Incentive Stock Option, or if a U.S. Option is designated as an Incentive Stock Option but some portion or all of the U.S. Option fails to qualify as an Incentive Stock Option under the applicable rules, then the U.S. Option (or portion thereof) will be a Nonstatutory Stock Option. The Company shall have no liability to a U.S. Participant, or any other party, if a U.S. Option (or any part thereof) that is intended to be an Incentive Stock Option is not an Incentive Stock Option or for any action taken by the Board to amend, modify or terminate the Plan, the U.S. Sub-Plan or any U.S. Option, including without limitation, the conversion of an Incentive Stock Option to a Nonstatutory Stock Option.

   (c)  Maximum Plan Shares Issuable On Exercise of ISOs. Subject to adjustment under Section 3(e) of the Sub-Plan, the maximum aggregate number of Ordinary Shares that may be issued upon the exercise of Incentive Stock Op tions is 15,000,000 Ordinary Shares.

(d)  Limits for Ten Percent Owners. A person who is a Ten Percent Owner may not be granted an Incentive Stock Option unless the Option Price of such U.S. Option is at least one hundred ten percent (110%) of the Fair Market Value on the Date of Grant and the U.S. Option is not exercisable after the expiration of five (5) years from the Date of Grant.

 (e)  No Transfer. As provided by Section 422(b)(5) of the Code, and if permitted by the Plan, an Incentive Stock Option will not be transferable except by will or by the laws of descent and distribution, and will be exercisable during the lifetime of the U.S. Participant only by the U.S. Participant. If the Board elects to allow the transfer of a U.S. Option by a U.S. Participant that is designated as an Incentive Stock Option, such transferred U.S. Option will automatically become a Nonstatutory Stock Option.

 (f)   US $100,000 Limit. As provided by Section 422(d) of the Code and applicable regulations thereunder, to the extent that the aggregate Fair Market Value (determined on the Date of Grant) of Ordinary Shares with respect to which Incentive Stock Options are exercisable for the first time by any U.S. Participant during any calendar year (under all plans of the Company and any Subsidiary) exceeds US$100,000 (or such other limit established in the Code) or otherwise does not comply with the rules governing Incentive Stock Options, the U.S. Option or portion thereof that exceed such limit (according to the order in which they were granted) or otherwise do not comply with such rules will be treated as a Nonstatutory Stock Option, notwithstanding any contrary provision of the applicable Option Certificate.

(g)  Post-Termination Exercise Period. To obtain the U.S. federal income tax advantages associated with an Incentive Stock Opti on, the Code requires that at all times beginning on the Date of Grant and ending on the day three (3) months before the date of exercise of the U.S. Option, the U.S. Participant must be an Employee (except in the event of the U.S. Participant’s death or Disability, in which case longer periods apply). The U.S. Option will no longer be treated as an Incentive Stock Option and shall automatically be converted into a Nonstatutory Stock Option if the U.S. Participant continues to provide services as a Consultant after such U.S. Participant’s employment terminates or if the U.S. Participant otherwise exercises the U.S. Option more than three (3) months after the date his or her employment terminates for any reason other than death or within 12 months of a Disability.

(h)  Disqualifying Disposition. Each U.S. Participant awarded an ISO under the Sub- Plan shall if requested by the Company, notify the Company in writing of the date the U.S . Participant makes a “disqualifying disposition” of any Ordinary Share acquired pursuant to the exercise of such ISO. A “disqualifying disposition” is any disposition (including any sale) of such Ordinary Shares before the later of (i) two (2) years after the Date of Grant of the ISO and (ii) one year after the date the U.S. Participant acquired the Ordinary Shares by exercising the ISO.

5.	Terms Applicable to All U.S. Restricted Share Units Granted to U.S. Participants.

(a)  Section 409A of the Code. The Company intends that the grant of any U.S. Restricted Share Unit to a U.S. Participant be structured to comply with, or be exempt from, Section 409A of the Code, such that no adverse tax consequences, interest, or penalties under Section 409A of the Code shall apply. Notwithstanding anything in the Plan, the U.S. Sub-Plan, or any Award Agreement to the contrary, the Board may, without a U.S. Participant’s consent, amend the Plan, the U.S. Sub-Plan or any Award Agreement, adopt policies and procedures, or take any other actions (including amendments, policies, procedures and retroactive actions) as are necessary or appropriate to preserve the intended tax treatment of a U.S. Restricted Share Unit, including any such action intended to: (A) exempt the Plan, the U.S. Sub-Plan or any U.S. Restricted Share Unit from Section 409A of the Code; or (B) comply with Section 409A of the Code, including regulations, guidance, compliance programs and other interpretative authority that may be issued after the grant date of a U.S. Restricted Share Unit. The Company makes no representation or warranty as to a U.S. Restricted Share Unit’s tax treatment under Section 409A of the Code or otherwise. The Company will have no obligation under this Section 5 or otherwise to avoid the taxes, penalties or interest under Section 409A of the Code with respect to any grant of a U.S. Restricted Share Unit and will have no liability to any U.S. Participant or any other person if any U.S. Restricted Share Unit, compensation or other benefits under the Plan or the U.S. Sub-Plan is determined to constitute noncompliant “nonqualified deferred compensation” subject to taxes, penalties or interest under Section 409A of the Code.

(b)  Separation from Service. If a U.S. Restricted Share Unit constitutes “nonqualified deferred compensation” under Section 409A of the Code, any payment or settlement of such U.S. Restricted Share Unit upon a termination of a U.S. Participant’s employment with the Company or a Subsidiary will, to the extent necessary to avoid taxes under Section 409A of the Code, be made only upon the U.S. Participant’s “separation from service” (within the meaning of Section 409A of the Code), whether such “separation from service” occurs upon or after the termination of the U.S. Participant’s employment with the Company or any Subsidiary. For purposes of the Plan, the U.S. Sub-Plan or any Award Agreement relating to any such payments or benefits, references to a “termination,” “termination of employment” or like terms means a “separation from service.”

(c)  Payments to Specified U.S. Participants. Notwithstanding any contrary provision in the Plan, the U.S. Sub-Plan or any Award Agreement, any payment(s) of “nonqualified deferred compensation” required to be made under a U.S. Restricted Share Unit to a “specified employee” (as defined under Section 409A of the Code and as the Board may determine) due to his or her “separation from service” will, to the extent necessary to avoid taxes under Section 409A(a)(2)(B)(i) of the Code, be delayed for the six-month period immediately following such “separation from service” (or, if earlier, until the specified employee’s death) and will instead be paid (as set forth in the Award Agreement) on the day immediately following such six-month period or as soon as administratively practicable thereafter (without interest). Any payment of “nonqualified deferred compensation” under such U.S. Restricted Share Unit payable more than six months following the U.S. Participant’s “separation from service” will be paid at the time or times the payments are otherwise scheduled to be made.

5.	Tax Matters

(a)   Tax Withholding Requirement. Prior to the delivery of any Ordinary Shares pursuant to the exercise of a U.S. Option or the vesting of a U.S. Restricted Share Unit, the Company will have the power and the right to deduct or withhold, or require a U.S. Participant to remit to the Company, an amount sufficient to satisfy the amount of U.S. federal, state, local, foreign or other taxes (including the U.S. Participant’s Federal Insurance Contributions Act obligations) required to be withheld with respect to such U.S. Equity Incentive. The Board may require the Company’s tax withholding obligation satisfied, in whole or in part, by the Company withholding from Ordinary Shares to be issued pursuant to a U.S. Equity Incentive a number of Ordinary Shares with an aggregate Fair Market Value (as of the date the withholding is effected) that would satisfy the withholding amoun t due; provided, however, that the amount withheld does not exceed the maximum statutory tax rate or such lesser amount as is necessary to avoid adverse accounting treatment.

(b)  No Obligation to Notify or Minimize Taxes. The Company will have no duty or obligation to the U.S. Participant to advise such holder as to the time or manner of exercising the U.S. Option. Furthermore, the Company will have no duty or obligation to warn or otherwise advise such holder of a pending termination or expiration of a U.S. Option or a possible period in which the U.S. Option may not be exercised. The Company has no duty or obligation to minimize the tax consequences of a U.S. Option to the U.S. Participant.

6.	Shareholder Approval of U.S. Sub-Plan.

The provisions of the U.S. Sub-Plan that are related to ISOs shall be subject to approval by the shareholders of the Company within twelve (12) months of the Effective Date. Any ISOs granted under the U.S. Sub-Plan before shareholder approval is obtained must be rescinded if shareholder approval is not obtained within twelve (12) months of the Effective Date. If such shareholder approval is not obtained within such time frame, then only Nonstatutory Stock Options may be granted pursuant to the U.S. Sub-Plan.

7.	Term, Amendment and Termination of the U.S. Sub-Plan.

(a)  The Board may amend, suspend or terminate the U.S. Sub-Plan at any time. Unless terminated sooner by the Board, the U.S. Sub-Plan will terminate automatically upon the earlier of (i) ten (10) years after the Effective Date and (ii) the termination of the Plan. No U.S. Equity Incentive may be granted under the U.S. Sub-Plan while either the Plan or the U.S. Sub-Plan is suspended or after the Plan or the U.S. Sub-Plan is terminated (but U.S. Options previously granted under the U.S. Sub-Plan may extend to the Final Option Date and U.S. Restricted Share Units shall remain outstanding pursuant to the terms of the Award Agreement ).

(b)  If the U.S. Sub-Plan is terminated, the provisions of the U.S. Sub-Plan and any administrative guidelines, and other rules adopted by the Board and in force at the time of suspension or termination of the U.S. Sub-Plan, will continue to apply to any outstanding U.S. Equity Incentive as long as a U.S. Equity Incentive granted pursuant to the U.S. Sub-Plan remains outstanding.

(c)  The Board shall obtain approval of the Company’s shareholders for any amendment to the Plan that would require such approval in order to satisfy the Code or other applicable law.

8.	Amendment of U.S. Equity Incentives.

The Board may amend, modify or terminate any outstanding U.S. Option or U.S. Restricted Share Unit granted to a U.S. Participant, including but not limited to, substituting therefor another U.S. Option of the same or different type, changing the date of exercise or realization, and converting an Incentive Stock Option to a Nonstatutory Stock Option provided however no changes shall be made to any U.S. Restricted Share Unit that would violate Section 409A of the Code.